Exhibit 99.1

LENNAR DECLARES DIVIDEND AND SETS DATES FOR MILLROSE SPIN-OFF

MIAMI, Jan. 10, 2025 /PRNewswire/ – Lennar Corporation (NYSE: LEN and LEN.B) (“Lennar”) announced that its Board of Directors has declared a dividend and set the date for the previously announced taxable spin-off of approximately 80% of the stock of Millrose Properties, Inc. (“Millrose”).

Stuart Miller, Executive Chairman and Co-Chief Executive Officer of Lennar, said, “We are very pleased to announce another milestone towards completing the successful spin-off of Millrose. This spin-off is a significant step in our transition to a land light manufacturing homebuilding model.”

Lennar expects to distribute to its stockholders one share of Millrose Class A or Class B common stock for each two shares of Lennar Class A or Class B common stock held of record at the close of business on January 21, 2025, as more fully described below. The distribution will take place prior to the opening of trading on February 7, 2025. Persons who acquire Lennar stock after the close of business on the record date will not receive Millrose shares in the spin-off. Lennar anticipates that “when-issued” trading in Millrose Class A common stock on the NYSE will begin on or about February 5, 2025 under the symbol “MRP WI” and Millrose Class A common stock will begin “regular-way” trading on the NYSE on February 7, 2025 under the symbol “MRP.”

Millrose will have two classes of stock: Class A common stock and Class B common stock. The two classes will be essentially identical, except that holders of Millrose Class A common stock will be entitled to one vote per share and holders of Millrose Class B common stock will be entitled to ten votes per share. The Class A common stock will be listed on the New York Stock Exchange under the symbol “MRP.” Millrose has not applied to list its Class B common stock on any securities exchange or to have it quoted on any quotation system, and Millrose does not intend to do so. Therefore, we do not expect a trading market to develop for Millrose Class B common stock. Additional differences related to additional voting rights and lower valuation of Class B common stock are further described in the registration statement filed by Millrose.

In the distribution, all holders of Lennar Class A and Class B common stock will receive shares of Millrose Class A common stock, except to the extent that any Lennar stockholder(s) elect, during a specified election period, to receive Millrose Class B common stock instead of Millrose Class A common stock with regard to some or all of the Millrose stock to which they are entitled. The election period will begin on January 21, 2025, and will end on February 3, 2025. The class of Millrose common stock a Lennar stockholder elects to receive will not affect the number of Millrose shares the Lennar stockholder will receive. All Lennar stockholders who do not elect to receive Millrose Class B common stock by the end of the election period will receive Millrose Class A common stock regardless of the class of Lennar stock they hold. Election materials will be distributed to Lennar stockholders promptly after the record date.

The distribution of Milrose shares will be taxable to the Lennar stockholders who receive the shares.

Detailed information about Millrose and about the spin-off is contained in a Millrose registration statement on Form S-11 under the Securities Act of 1933, as amended, that has been filed with the SEC and which can be obtained on the SEC website www.SEC.gov, or on Millrose’s website www.Millroseproperties.com. Millrose’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release. Alternatively, Millrose will arrange to send you, free of charge, the registration statement if you request it by contacting Millrose Properties, Inc. at 600 Brickell Avenue, Suite 1400, Miami, Florida 33131, or at info@millroseproperties.com.

Completion of the spin-off is subject to various conditions and the Lennar Board of Directors can determine at any time prior to the distribution that Lennar should not carry out the spin-off.

About Lennar

Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. Lennar builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar’s homes and, through LMF Commercial, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar’s Multifamily segment is a nationwide developer of high-quality multifamily rental properties. LENX drives Lennar’s technology, innovation and strategic investments.

About Millrose

After the spin-off, Millrose will become an independent, publicly traded company that will engage, through its subsidiaries, in land purchases, horizontal development and homesite option purchase arrangements, for Lennar, certain entities with which Lennar has a business relationship or in which Lennar has an ownership interest, and potentially other homebuilders and developers.

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A registration statement relating to the Millrose securities has been filed with the SEC but has not yet become effective. Those securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Forward-looking statements

This press release contains forward-looking statements, including, in particular, statements about the successful completion of the spin-off and Millrose’s business, plans, strategies and objectives following the spin-off. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “can,” “shall,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words or the negatives thereof. Assumptions relating to these statements involve judgments with respect to, among other things, competitive and market conditions, future business decisions and Millrose’s relationships with customers, all of which are difficult or impossible to accurately predict and many of which are beyond our control. There can be no assurance that these forward-looking statements will prove to be accurate and our actual results, performance and achievements may be materially different from that expressed or implied by these forward-looking statements. Additionally, there can be no assurance that the Millrose spin-off will be completed on the expected timing or at all. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

Contact:

Ian Frazer

Investor Relations

Lennar Corporation

(305) 485-4129